Daktronics, Inc. Adopts New Shareholder Rights Plan

Plan extends the rights provided in its previous shareholder rights plan

Brookings, S.D. – August 29, 2008 - Daktronics, Inc. (Nasdaq - DAKT) today announced that its Board of Directors adopted a new shareholder rights agreement that will take effect when the current plan, adopted in 1998, expires on November 19, 2008. In connection with the adoption of the rights agreement, the Board declared a dividend of one common share purchase right on each outstanding share of Daktronics’ common stock. The issuance of the rights under the rights agreement will be made to shareholders of record as of the close of business on November 19, 2008.

The rights are designed to enable all Daktronics shareholders to realize the full long-term value of their investment and to provide for fair and equal treatment of all shareholders if an unsolicited attempt is made to acquire Daktronics. Daktronics believes that the rights agreement will help protect shareholders against abusive takeover tactics that may be used to gain control of the company without paying a price that is in the best interest of all shareholders. The rights agreement was not adopted in response to any known offers for Daktronics and is similar to rights agreements adopted by many other companies. The rights agreement has no immediate dilutive effect and does not prevent Daktronics or its shareholders from accepting a fair offer to acquire Daktronics in a negotiated transaction.

The rights will be exercisable only if a person or group acquires 15% or more of Daktronics’ common stock or announces a tender offer, consummation of which would result in ownership by a person or group of 15% or more of the common stock.  Each right will initially entitle shareholders to buy one-tenth of one share of common stock per common share owned at an initial exercise price of $100.00 per full share, subject to adjustment. If any person becomes a 15% or more shareholder of Daktronics, then each right (subject to certain limitations) will entitle its holder to purchase, at the rights' then-current exercise price, a number of common shares of Daktronics or of the acquiror having a market value at the time of twice the rights' full share exercise price.

Daktronics’ Board of Directors may redeem the rights for $0.01 per right at any time before the rights become exercisable. Unless the rights are redeemed, exchanged or terminated earlier, they will expire on November 19, 2018.

Additional details regarding the rights agreement are contained in a Form 8-K filed by Daktronics with the Securities and Exchange Commission.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theatres and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2008 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com